UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.     )*

                        N-VIRO INTERNATIONAL CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  62944W 20 7
                                 (CUSIP Number)

                                  JULY 1, 2010
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     Rule 13d-1(b)
  X  Rule 13d-1(c)
     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              [GRAPHIC OMITED]

CUSIP No. 62944W 20 7
---------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
            VC Energy I, LLC; EIN 27-2480859
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     2.     Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
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          (b)
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     3.     SEC Use Only
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     4.   Citizenship or Place of Organization
            Nevada
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Number of Shares Beneficially Owned by Each Reporting Person With
     5.   Sole Voting Power
          400,000
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     6.   Shared Voting Power
          0
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     7.   Sole Dispositive Power
          400,000
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     8.   Shared Dispositive Power
          0
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
            400,000
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)  X

               VC Energy I, LLC has entered into a Securities Purchase Agreement with the Issuer pursuant to which VC Energy I, LLC has the right to purchase an additional 400,000 shares of Common Stock of the Issuer (with related warrants to purchase 400,000 additional shares of Common Stock) prior to September 15, 2010. VC Energy I, LLC has also entered into a License and Development Agreement with the Issuer pursuant to which additional shares of Common Stock and/or warrants may be issued. Because of the contingencies which must be satisfied prior to the purchase or issuance of these additional securities, beneficial ownership in respect of these securities is disclaimed by VC Energy I, LLC.

     11.   Percent of Class Represented by Amount in Row (9)
             7.1%
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     12.  Type of Reporting Person (See Instructions)
             PN
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


CUSIP No. 62944W 20 7

Item 1.
     (a)  Name of Issuer
             N-Viro International Corporation
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     (b)  Address of Issuer's Principal Executive Offices
             3450 W. Central Avenue, Suite 328; Toledo, Ohio 43606
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Item 2.
     (a)  Name of Person Filing
             VC Energy I, LLC
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     (b)  Address of Principal Business Office or, if none, Residence
             3900 Paradise Road, suite U
             Las Vegas, Nevada 89169
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     (c)  Citizenship
             Nevada
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     (d)  Title of Class of Securities
             Common Stock
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     (e)  CUSIP Number
             62944W 20 7
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Item  3.  If  this  statement  is  filed  pursuant  to  Sec.Sec.240.13d-1(b)  or
240.13d-2(b)  or  (c),  check  whether  the  person  filing  is  a:

     (a)  Broker  or  dealer  registered  under section 15 of the Act (15 U.S.C.
     78o).

     (b)  Bank  as  defined  in  section  3(a)(6)  of  the  Act (15 U.S.C. 78c).

     (c)  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
     78c).

     (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  An  investment  adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E);

     (f) An employee benefit plan or endowment fund in accordance with Sec.240.13d-1(b)(1)(ii)(F);

     (g) A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);

     (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).

CUSIP No. 62944W 20 7


Item 4.     Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
                                    See No. 9
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          (b)  Percent of class:
                                    See No. 11
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          (c)  Number of shares as to which the person has:
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                   (i)     Sole power to vote or to direct the vote
                                    See No. 5
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                   (ii) Shared power to vote or to direct the vote
                                    See No. 6
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                   (iii) Sole power to dispose or to direct the disposition of
                                    See No. 7
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                   (iv) Shared power to dispose or to direct the disposition of
                                    See No. 8
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Item 5.     Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following     .
              N/A


Item 6.     Ownership of More than Five Percent on Behalf of Another Person
              N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
              N/A


Item 8.     Identification and Classification of Members of the Group
              N/A


Item 9.     Notice of Dissolution of Group
              N/A

CUSIP No. 62944W 20 7


Item 10.     Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         VC Energy I, LLC

                         By     /s/ KENNETH EMTER
                                -----------------
                                Kenneth Emter, Manager

Dated:  July 8, 2010